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                                                                 Exhibit No. 13

                                January 28, 1993

PaineWebber Securities Trust
PaineWebber Small Cap Value Fund
1285 Avenue of the Americas
New York, New York  10019

Ladies and Gentlemen:

        Please be advised that the 10,003 of the Class A shares, the one (1) Class B share and the one (1) Class D share of the PaineWebber Small Cap Value Fund series of PaineWebber Securities Trust which we have today purchased from you at a price of $10 each were purchased for investment purposes only with no present intention of redeeming or selling such shares and we do not have any intention of redeeming or selling such shares.

                                            Very truly yours,

                                            MITCHELL HUTCHINS ASSET
                                               MANAGEMENT INC.

                                            By:    /s/ Dianne E. O'Donnell
                                                   Dianne E. O'Donnell, Esq.
                                                   First Vice President and
                                                   Associate General Counsel